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                     March 20, 2024

       Sun Lei
       Chief Executive Officer
       JX Luxventure Ltd.
       Bin Hai Da Dao No. 270
       Lang Qin Wan Guo Ji Du Jia Cun Zong He Lou
       Xiu Ying District
       Haikou City, Hainan Province 570100
       People   s Republic of China

                                                        Re: JX Luxventure Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            Filed May 12, 2023
                                                            Amendment No. 4 to
Form 20-F for Fiscal Year Ended December 31, 2022
                                                            Filed January 17,
2024
                                                            File No.001-35715

       Dear Sun Lei:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services